Exhibit 99.1

Rogers Corporation Reports Fourth Quarter 2016 and Full Year Results

Fourth quarter 2016:

  Net sales of $173.0 million, up 13.1%
  Gross margin of 38.6%, up 420 basis points
  Net income of $11.9 million, up 81.1%
  Adjusted EBITDA of $32.7 million, up 24.3%

Full year 2016:

  Net sales of $656.3 million, up 2.3%
  Gross margin of 38.0%, up 130 basis points
  Net income of $48.3 million, up 4.2%
  Adjusted EBITDA of $130.1 million, up 5.6%

ROGERS, Conn.--(BUSINESS WIRE)--February 20, 2017--Rogers Corporation (NYSE:ROG) today announced financial results for the 2016 fourth quarter and full year.

Fourth quarter 2016

The Company reported net sales of $173.0 million for the 2016 fourth quarter, which exceeded the company's previously announced guidance of $155 to $165 million. In the 2015 fourth quarter, net sales were $152.9 million, which included $4.0 million from divested non-core assets. Net sales during the 2016 fourth quarter were unfavorably impacted by $2.2 million as a result of currency fluctuations. Net sales and other financial measures discussed in this release for the fourth quarter and full year 2016 include results from the recently acquired DeWAL Industries business, which were not included in the company guidance or 2015 results.

Earnings for the 2016 fourth quarter were $0.65 per diluted share, an increase compared to $0.37 per diluted share in the fourth quarter of 2015. On an adjusted basis earnings were $0.94 per diluted share, an increase compared to adjusted earnings of $0.80 per diluted share in the fourth quarter of 2015. Adjusted earnings exceeded the company's guidance of $0.76 to $0.86 per diluted share.

Fourth quarter 2016 net income was $11.9 million, an increase compared to $6.6 million in the fourth quarter of 2015. Adjusted EBITDA was $32.7 million for the fourth quarter of 2016, an increase as compared to $26.3 million reported in the fourth quarter of 2015.

Gross margin was 38.6% in the fourth quarter of 2016, compared to 34.4% in the fourth quarter of 2015. Operating margin was 10.3% in the fourth quarter of 2016, compared to 8.0% in the fourth quarter of 2015. Adjusted operating margin was 14.8% in the fourth quarter of 2016, compared to 12.7% in the fourth quarter of 2015.

Full year 2016

The company reported net sales of $656.3 million for the full year 2016. Net sales for the full year 2015 were $641.4 million, which included $18.6 million from divested non-core assets. Net sales during 2016 were unfavorably impacted by $7.8 million as a result of currency fluctuations. In addition, 2016 net sales were favorably impacted by recently acquired DeWAL Industries.

Earnings for full year 2016 were $2.65 per diluted share, an increase compared to $2.48 per diluted share for full year 2015. On an adjusted basis, earnings were $3.72 per diluted share, an increase as compared to $3.48 for full year 2015.

Full year 2016 net income was $48.3 million, an increase as compared to $46.3 million for full year 2015. Adjusted EBITDA was $130.1 million for full year 2016, an increase versus $123.2 million for full year 2015.

Gross margin was 38.0% in 2016, compared to 36.7% in 2015. Operating margin was 12.8% for full year 2016, compared to 11.9% in the full year of 2015. Adjusted operating margin was 15.2% in the full year of 2016, compared to 15.4% in the full year of 2015.

Bruce D. Hoechner, President and CEO commented, "2016 was a successful year for Rogers, delivering improving financial results and advancing our strategic growth plans. We achieved solid net sales performance, margin expansion, earnings growth and record cash flow. In addition, we completed two acquisitions since November 2016 and launched a number of innovative, new technologies for rapidly evolving markets. We look forward to building upon this momentum in 2017, and we expect to deliver another year of strong results and strategic execution."

Business segment discussion

Advanced Connectivity Solutions (ACS)
Advanced Connectivity Solutions reported 2016 fourth quarter net sales of $71.7 million, a 12.4% increase compared to 2015 fourth quarter net sales of $63.8 million. 2016 fourth quarter net sales were unfavorably impacted by $0.8 million due to fluctuations in currency exchange rates. The 2016 fourth quarter results were favorably impacted by growth in high frequency circuit materials for automotive advanced driver assistance systems, aerospace / defense, and 4G LTE applications.

Elastomeric Material Solutions (EMS)
Elastomeric Material Solutions reported 2016 fourth quarter net sales of $56.7 million, a 33.3% increase compared to 2015 fourth quarter net sales of $42.5 million. Fluctuations in currency exchange rates unfavorably impacted net sales by $0.9 in the 2016 fourth quarter. The 2016 fourth quarter increase of 33.3% was attributable to recently acquired DeWAL Industries, higher demand for portable electronics, automotive and general industrial applications, slightly offset by lower demand for transit and certain consumer applications.

Power Electronics Solutions (PES)
Power Electronics Solutions reported 2016 fourth quarter net sales of $39.0 million, a 6.3% increase compared to 2015 fourth quarter net sales of $36.7 million. 2016 fourth quarter net sales were unfavorably impacted by $0.3 million due to fluctuations in currency exchange rates. The 2016 fourth quarter increased due to demand for electric and hybrid-electric vehicles, variable frequency motor drives, and certain renewable energy applications, partially offset by lower demand in rail.

Other
Other reported 2016 fourth quarter net sales of $5.6 million, down $4.3 million dollars compared to the fourth quarter of 2015 sales of $10.0 million, primarily due to divested non-core asset sales.

Balance sheet and other highlights

Cash position
Rogers ended 2016 with cash and cash equivalents of $227.8 million, an increase of $23.2 million from $204.6 million at December 31, 2015.

Cash flow
Net cash provided from operating activities was $117.0 million in 2016, an increase compared to $73.9 million in 2015. Capital spending of $18.1 million in 2016, was a decrease compared to $24.8 million in 2015.

Effective tax rate
The Company’s 2016 effective tax rate was 41.3%, compared to 30.0% in 2015. The higher effective rate in 2016 was primarily related to withholding taxes on off-shore cash movements and a change to our assertion that certain foreign earnings are permanently reinvested, partially offset by benefits associated with an increase in the reversal of reserves for uncertain tax positions.

Debt facility
On February 17, 2017, Rogers entered into an amended and restated secured credit agreement, providing for an increased revolving credit facility with borrowing capacity of up to $450.0 million, and a $175.0 million accordion feature. All revolving loans are due on the five-year maturity date in February 2022.

Financial outlook
Rogers guides its 2017 first quarter net sales to a range of $185 to $195 million, with earnings in the range of $0.81 to $0.91 per diluted share, excluding purchase accounting related to the acquisition of Diversified Silicone Products. Adjusted earnings are guided to a range of $1.09 to $1.19 per diluted share.

For the full year 2017, Rogers expects capital expenditures to be in a range of $30 to $35 million.

For the full year 2017, Rogers guides its normalized effective tax rate to a range of 33% to 34%. The adoption of ASU 2016-9, which changed the GAAP reporting for stock compensation excess tax benefits, could have an impact on the forecasted effective tax rate provided above, depending on the share price on the vesting dates.

About Rogers Corporation
Rogers Corporation (NYSE:ROG) is a global leader in engineered materials to power, protect, and connect our world. With more than 180 years of materials science experience, Rogers delivers high-performance solutions that enable clean energy, internet connectivity, and safety and protection applications, as well as other technologies where reliability is critical. Rogers delivers Power Electronics Solutions for energy-efficient motor drives, e-Mobility and renewable energy; Elastomeric Material Solutions for sealing, vibration management and impact protection in mobile devices, transportation interiors, industrial equipment and performance apparel; and Advanced Connectivity Solutions for wireless infrastructure, automotive safety and radar systems. Headquartered in Connecticut (USA), Rogers operates manufacturing facilities in the United States, China, Germany, Belgium, Hungary, and South Korea, with joint ventures and sales offices worldwide.

Safe Harbor Statement
This release contains forward-looking statements, which may concern our plans, objectives, outlook, goals, strategies, future events, future net sales or performance, capital expenditures, financing needs, future restructuring, plans or intentions relating to expansions, business trends and other information that is not historical information. All forward-looking statements are based upon information available to us on the date of this release and are subject to risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. Risks that could cause such results to differ include: failure to capitalize on, and volatility within, the Company's growth drivers, including internet connectivity, clean energy, and safety and protection, as well as specific market and industry trends within these growth drivers; business, economic and political conditions in the United States and abroad, particularly in China, South Korea, Germany, Hungary and Belgium, where we maintain significant manufacturing, sales or administrative operations; fluctuations in foreign currency exchange rates; research and development efforts; competitive developments; business development transactions and related integration considerations; the outcome of ongoing and future litigation, including our asbestos-related product liability litigation; and changes in laws and regulations applicable to our business. For additional information about the risks, uncertainties and other factors that may affect our business, please see our most recent annual report on Form 10-K and any subsequent quarterly reports on Forms 10-Q filed with the Securities and Exchange Commission. Rogers Corporation assumes no responsibility to update any forward-looking statements contained herein except as required by law.

Conference call and additional information

A conference call to discuss 2016 fourth quarter and full year results will be held tomorrow morning on Tuesday February 21, 2017 at 9 am ET.

A live webcast and slide presentation will be available under the investors section of www.rogerscorp.com/ir.

To participate, please dial:

1-800-574-8929	Toll-free in the United States
1-973-935-8524	Internationally
There is no passcode for the live teleconference.

If you are unable to attend, a conference call playback will be available through February 27, 2017 at 11:59 pm ET, by dialing 1-855-859-2056 from the United States, and 1-404-537-3406 from outside of the US, each with passcode 18151653.

Additionally, a replay of the archived webcast will be available on the Rogers website approximately two hours following the webcast.

Additional information
Please contact the Company directly via email or visit the Rogers website.

Website address: http://www.rogerscorp.com

(Financial statements follow)

Condensed Consolidated Statements of Operations (Unaudited)

	Quarter Ended		Year Ended
(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net sales	$173,000	$152,928	$656,314	$641,443
Cost of sales	106,151	100,324	406,829	406,081
Gross margin	66,849	52,604	249,485	235,362
Selling, general and administrative expenses	40,599	33,099	136,317	131,463
Research and development expenses	7,666	7,198	28,582	27,644
Restructuring and impairment charges	734	0	734	0
Operating income	17,850	12,307	83,852	76,255
Equity income in unconsolidated joint ventures	1,926	702	4,146	2,890
Other income (expense), net	(2,108)	(7,088)	(1,788)	(8,492)
Interest expense, net	(883)	(1,045)	(3,930)	(4,480)
Income before income tax expense	16,785	4,876	82,280	66,173

Income tax expense	4,872	(1,702)	33,997	19,853
Net income	11,913	6,578	48,283	46,320

Basic earnings per share:	$0.66	$0.37	$2.68	$2.52

Diluted earnings per share:	$0.65	$0.37	$2.65	$2.48

Shares used in computing:
Basic	17,994	17,953	17,991	18,371
Diluted	18,242	18,056	18,223	18,680

Condensed Consolidated Statements of Financial Position (Unaudited)

(IN THOUSANDS)	December 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$227,767	$204,586
Accounts receivable, net	119,604	101,428
Inventories	91,130	91,824
Prepaid income taxes	3,020	5,058
Deferred income taxes	—	9,565
Asbestos related insurance receivables	7,099	8,245
Land held for sale	871	—
Other current assets	8,910	7,959
Total current assets	458,401	428,665
Property, plant and equipment, net	176,916	178,661
Investments in unconsolidated joint ventures	16,183	15,348
Deferred income taxes	14,634	8,594
Goodwill	208,431	175,453
Other intangible assets	136,676	75,019
Asbestos related insurance receivables	41,295	45,114
Other long term assets	3,964	3,501
Total assets	$1,056,500	$930,355
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$28,379	$22,251
Accrued employee benefits and compensation	31,104	23,263
Accrued income taxes payable	10,921	3,599
Current portion of lease obligation	350	284
Current portion of long term debt	3,653	2,966
Asbestos related liabilities	7,099	8,245
Other accrued liabilities	19,679	18,040
Total current liabilities	101,185	78,648
Long term debt	235,877	173,557
Long term lease obligation	4,993	5,549
Pension liability	8,501	12,623
Retiree health care and life insurance benefits	1,992	2,185
Asbestos related liabilities	44,883	48,390
Non-current income tax	6,238	11,863
Deferred income taxes	13,883	9,455
Other long term liabilities	3,162	3,503
Shareholders’ equity
Capital stock	18,021	17,957
Additional paid in capital	118,678	112,017
Retained earnings	591,349	543,066
Accumulated other comprehensive income (loss)	(92,262)	(88,458)
Total shareholders’ equity	635,786	584,582
Total liabilities and shareholders’ equity	$1,056,500	$930,355

Reconciliation of non-GAAP financial measures to the comparable GAAP measures

Non-GAAP financial measures:

This earnings release includes the following financial measures that are not presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”):

(1) Adjusted earnings per diluted share, which the Company defines as earnings per diluted share excluding acquisition-related amortization of intangible assets and discrete items, such as restructuring expenses, certain costs associated with acquisitions, non-recurring tax charges, and gains or losses on asset or business dispositions (collectively, “Discrete Items”);

(2) Adjusted EBITDA, which the company defines as net income excluding interest expense, net income tax expense, depreciation and amortization, and Discrete Items; and

(3) Adjusted operating margin, which the Company defines as operating margin excluding acquisition-related amortization of intangible assets and Discrete Items.

Management believes each of these measures is useful to investors because they allow for comparison to the Company’s performance in prior periods without the effect of items that, by their nature, tend to obscure the Company’s core operating results due to the potential variability across periods based on the timing, frequency and magnitude. As a result, management believes that adjusted earnings per diluted share, adjusted EBITDA and adjusted operating margin enhance the ability of investors to analyze trends in the Company’s business and evaluate the Company’s performance relative to peer companies. However, non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or solely as alternatives to, financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly named measures used by other companies. Reconciliations of the differences between these non-GAAP financial measures and their most directly comparable financial measures calculated in accordance with GAAP are set forth below.

Reconciliation of GAAP to non-GAAP earnings per diluted share for the fourth quarter and full year:

	2016		2015
Earnings per diluted share	Q4	YTD	Q4	YTD
GAAP earnings per diluted share	$0.65	$2.65	$0.37	$2.48

Restructuring, severance and other related costs	0.02	0.04	0.04	0.06
Acquisition related costs	0.12	0.13	—	0.18
Tax items	—	0.49	—	0.03
Environmental accrual adjustment	—	(0.03)	0.11	0.11
Purchase accounting inventory adjustment	0.03	0.03	—	0.06
Loss on sale of non-core assets	—	0.01	0.17	0.16
Total discrete items	$0.17	$0.67	$0.32	$0.60
Earnings per diluted share adjusted for discrete Items	$0.82	$3.32	$0.69	$3.08

Acquisition intangible amortization	0.12	0.40	0.11	0.40

Adjusted earnings per diluted share	$0.94	$3.72	$0.80	$3.48

Reconciliation of net income to adjusted EBITDA for the fourth quarter and full year*:

	2016		2015
(amounts in millions)	Q4	YTD	Q4	YTD
Net income	$11.9	48.3	$6.6	46.3

Interest expense, net	0.9	3.9	1.0	4.5
Income tax expense (benefit)	4.8	34.0	(1.7)	19.8
Depreciation	7.0	26.6	6.0	23.2
Amortization	3.2	11.2	2.9	10.9
Restructuring, severance and other related costs	0.6	1.3	1.0	1.6
Acquisition related costs	3.4	3.8	—	4.8
Tax items	—	0.8	2.5	2.5
Environmental accrual adjustment	—	(0.9)	3.2	3.2
Purchase accounting inventory adjustment	0.9	0.9	—	1.6
Loss on sale of non-core assets	—	0.2	4.8	4.8
Adjusted EBITDA	$32.7	$130.1	$26.3	$123.2

Reconciliation of GAAP to non-GAAP operating margin for the fourth quarter and full year*:

	2016		2015
Operating margin	Q4	YTD	Q4	YTD
GAAP operating margin	10.3%	12.8%	8.0%	11.9%

Restructuring, severance and other related costs	0.3%	0.2%	0.7%	0.3%
Acquisition related costs	2.0%	0.6%	—%	0.8%
Environmental accrual adjustment	—%	(0.1)%	2.1%	0.5%
Purchase accounting inventory adjustment	0.5%	0.1%	—%	0.2%
Total discrete Items	2.8%	0.8%	2.8%	1.8%
Operating margin adjusted for discrete Items	13.1%	13.6%	10.8%	13.7%

Acquisition intangible amortization	1.7%	1.6%	1.9%	1.7%

Adjusted operating margin	14.8%	15.2%	12.7%	15.4%

*Percentages in table may not add due to rounding.

Reconciliation of GAAP to non-GAAP earnings per share guidance for the 2016 fourth quarter:

Guidance Q4 2016
GAAP earnings per diluted share	$0.61 - $0.71

Restructuring/other expenses	$0.06

Acquisition intangible amortization	$0.09

Adjusted earnings per diluted share	$0.76 - $0.86

Reconciliation of GAAP to non-GAAP earnings per share guidance for the 2017 first quarter:

Guidance Q1 2017
GAAP earnings per diluted share	$0.81 - $0.91

Restructuring/other expenses	$0.14

Acquisition intangible amortization	$0.14

Adjusted earnings per diluted share	$1.09 - $1.19

CONTACT:
Investor contact:
Rogers Corporation
Jack Monti, 860-779-4037
jack.monti@rogerscorp.com